Exhibit 10.78
FIRST AMENDMENT
TO
THE IHS MARKIT DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2017)
1.    Company. IHS Inc.
2.    Amendment of Plan. Section 10.3 of the IHS Markit Deferred Compensation Plan (the “Plan”) permits the Plan to be amended by the Company.
3.    Purpose of Amendment. The purpose of this amendment is to terminate the Plan effective November 15, 2017 as permitted under Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) and in accordance with the requirements thereof.
4.    Effective Date of Amendment. This amendment shall be effective as set forth below.
5.    Supersession of Inconsistent Provisions. This amendment shall supersede the provisions of the Plan, including prior amendments, to the extent any provision is inconsistent with the provisions of this amendment.
AMENDMENT
A.    Effective November 15, 2017, the Adoption Agreement shall be amended by the addition of a new section 4.0l(e), which shall provide in its entirety as follows:
“The Plan shall be terminated as of November 15, 2017. No new deferral elections may be made to the Plan after that date. In addition, the entire Account of each Participant shall be distributed to him in a lump sum in November of 2018; provided, however, that benefits that would be payable under the Plan prior to such date if no action had been taken to terminate the Plan shall be paid in accordance with the original schedule. In all events, all payments shall be made only in a manner that complies with the requirements of Code Section 409A and section 6 hereof.”
B.    Effective November 15, 2017, Section 6 of the Adoption Agreement shall be amended by the addition of a new section 6.01(i) at the end thereof which shall provide in its entirety as follows:
“Distribution in Connection with Plan Termination. Notwithstanding anything in the Plan to the contrary, no payments in liquidation of the Plan shall be made within 12 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the plan had not occurred. In addition, all payments shall be made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.”
IN WITNESS WHEREOF, the Company has executed this amendment to the Plan on the date set forth below to be effective as set forth above.

IHS Inc.
By:	/s/ Sari Granat

Date:	13 November 2017